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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
            under Section 12(g) of the Securities Exchange Act of
    1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934.

                        Commission File Number 0-19934

                          THE MORNINGSTAR GROUP INC.
            (Exact name of registrant as specified in its charter)

                               5956 Sherry Lane
                                  Suite 1500
                             Dallas, Texas  75225
                                (214) 360-4700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, Par Value $0.01 Per Share
          ----------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
          ----------------------------------------------------------
            (Titles of all other classes of securities for which
         a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)   [ ]            Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)    [X]

      Approximate number of holders of record as of the certification or notice date: one (1)

      Pursuant to the requirements of the Securities Exchange Act of 1934
        The Morningstar Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  November 26, 1997               BY:    /s/ Gregg L. Engles
                                             ------------------------------
                                       Name:  Gregg L. Engles
                                       Title: Chairman